                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ___ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S). 240.14a-11(c) or (S). 240.14a-12

                                  SURREY, INC.
                (Name of Registrant as Specified in Its Charter)

                                     None
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Sch. 14A
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[X]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                                 SURREY, INC.
                             13110 Trails End Road
                             Leander, Texas 78641
                              __________________

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 27, 2001
                              __________________

TO THE SHAREHOLDERS OF SURREY, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Surrey, Inc., a Texas corporation, will be held on Thursday, September 27, 2001, commencing at 10:00 a.m., at the offices of the Company, 13110 Trails End Road, Leander, Texas 78641 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

     1. To elect four (4) directors to the Company's Board of Directors to serve for the ensuing year or until their earlier resignation or removal.

     2. To authorize an Agreement for Purchase and Sale of Assets between the Company and Jean Charles Incorporated providing for the sale of substantially all of the Company's assets.

     3. To ratify the appointment of Grant Thornton, LLP as the Company's independent auditors for the fiscal year 2001.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on August 14, 2001 as the record date for determination of share owners entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. At the record date, 2,472,727 shares of Common Stock were issued and outstanding.

     EACH OF YOU IS INVITED AND URGED TO ATTEND THE ANNUAL MEETING IN PERSON IF POSSIBLE. WHETHER OR NOT YOU ARE ABLE TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY. A PROXY MAY BE REVOKED BY WRITTEN REVOCATION DELIVERED TO THE COMPANY AT ANY TIME PRIOR TO THE ANNUAL MEETING.

                                    By Order of the Board of Directors

                                    Martin J. van der Hagen
                                    President
August 14, 2001
Leander, Texas

                                  SURREY, INC.
                             13110 Trails End Road
                              Leander, Texas 78641

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 27, 2001
                            SOLICITATION OF PROXIES

GENERAL

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Surrey, Inc. (the "Company") for use at the Annual Meeting of the Shareholders of Surrey, Inc., a Texas corporation, will be held on Thursday, September 27, 2001, commencing at 10:00 a.m., at the offices of the Company, 13110 Trails End Road, Leander, Texas 78641, and any adjournment or postponement thereof. The approximate date on which this Proxy Statement and form of proxy will first be sent or given to shareholders is August 21, 2001.

RECORD DATE

     Only shareholders of record at the close of business on August 14, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Each share so held entitles the holder to one vote upon each matter to be voted upon. On August 14, 2001, the Company had outstanding 2,472,727 shares of common stock. A quorum, consisting of a majority of the outstanding shares of the common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

REVOCABILITY OR PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time before it is voted. Proxies may be revoked by (a) giving written notice of such revocation to the secretary of the Company at the Company's principal executive office located at 13110 Trails End Road, Leander, Texas 78641, (b) giving another written proxy bearing a later date, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

VOTING AND SOLICITATION

     All shares represented by proxies which have been properly executed and filed with the secretary of the Company prior to or at the meeting will be voted at the meeting. Where a specification is made by the shareholder as provided in the form of proxy, the shares will be voted in accordance with such specification. If no specification is made, the shares will be voted (i) FOR the election of all of the nominees for director named in this Proxy Statement; (ii) FOR authorization of the Agreement of Purchase and Sale of Assets; and (iii) FOR the ratification of the appointment of Grant Thornton, LLP as the Company's independent auditors for the fiscal year 2001.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Election appointed for the meeting and will also determine if a quorum is present. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

     The expense of the solicitation of proxies for this Annual Meeting, including the cost of mailing, has been or will be borne by the Company. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals and the Company will reimburse them for their expense in so doing. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally by certain of the Company's directors, officers and regular employees, without additional compensation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

General

     The property, affairs and business of the Company are managed under the direction of the Board of Directors. A board of four (4) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's four (4) nominees named below, all of whom are presently directors of the Company. The term of office for each person elected as a director will continue until the next Annual Meeting of the Shareholders and until a successor shall have been elected and qualified, or until such director is removed or resigns. All of the nominees named below are presently directors of the Company and have served continuously since the year indicated. All nominees have indicated a willingness to serve if elected.

     All shares represented by proxies which have been properly executed and returned will be voted for the election of all of the nominees named below, unless other instructions are indicated thereon. In the event any one or more of such nominees should for any reason be unable to serve as a director, it is intended that the enclosed proxy will be voted for such person or persons as may be selected in accordance with the best judgment of the proxy holders named therein.

Nominees

     The names of the nominees, all of whom are currently serving as directors of the Company, and certain information about them are set forth below:

         Nominee            Age  Position                       Director Since
         -------            ---  --------                       --------------
John B. van der Hagen       68   Chairman of the Board and CEO       1981
Martin J. van der Hagen     38   President and Director              1997
Mary van der Hagen          60   Secretary and Director              1981
Bruce A. Masucci            40   Director                            1997

Vote Required

     If a quorum is present and voting, directors are elected by a majority of the votes cast for the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
NOMINEES NAMED ABOVE.

Information Concerning Directors and Nominees

     The following discussion sets forth certain information for at least the last five years with respect to the directors and nominees of the Company. The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. Directors of the Company hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

     John B. Van Der Hagen, 68, is a co-founder of Surrey and has served as a Director since 1981. He served as President of the Company from 1988 until being named CEO in August 1997 Chairman of the Board in September 1997. From 1981 to 1988 he served as Vice-President of the Company. As Chief Executive Officer, he is responsible for overall Company operations. He has been actively involved in and has had primary responsibility for, marketing and product development since becoming President of the Company in 1988. Prior to founding Surrey, John van der Hagen was President and founder of Alpine Oil Company. He attended St. Thomas University in St. Paul, Minnesota. John van der Hagen is the father of Martin van der Hagen and Mark van der Hagen. Mary van der Hagen is his wife.

     Martin J. Van Der Hagen, 38, was elected as a Director and President of Surrey in September 1997. Prior to that time he served as Executive Vice President of the Company. He has been responsible for manufacturing operations, marketing and product development since becoming Vice President in 1988. He joined the Company in 1985 after attending the University of Texas and receiving a Bachelor of Arts degree in finance. Martin van der Hagen is the son of John and Mary van der Hagen. Mark van der Hagen is his brother.

     Mary Van Der Hagen, 60, was elected to the Board of Directors of Surrey in 1981. She has served as Secretary of the Company from 1981 to the present. From 1981 to May 1997, Ms. van der Hagen was employed on a part-time basis by the Company. She resigned from such employment with the Company in May 1997, but continues to serve as a Director and as Secretary. Mary van der Hagen is the wife of John van der Hagen and mother of Martin and Mark van der Hagen.

     Bruce A. Masucci, 40, was elected to the Board of Directors of Surrey in September 1997. Mr. Masucci is currently President of Golden Mile Sales Association, Inc. in Framingham, Massachusetts, a position he has held since 1982. Golden Mile is a manufacturers representative, concentrating in the New England states, which currently represents Surrey in that geographic area. Golden Mile has represented the Company for approximately nine years, and receives compensation from Surrey in the form of sales-based commissions in an amount customarily received by other manufacturers representatives who do business with the Company.

Board Actions And Committees of The Board of Directors

     In 2000, the Company's Board of Directors met once. Each of the Company's directors attended all meetings of the Board of Directors. All directors of the Company old office until the next annual meeting of shareholders and until their successor shave been elected and qualified.

     The Board of Directors has two current standing committees, the Audit Committee and the Compensation Committee.

     Audit Committee. The Audit Committee of the Board of Directors was formed in September 1997 and is responsible for relations with the Company's independent auditors, for review of internal auditing functions and controls and for review of financial reporting policies to assure full disclosure of financial conditions. The Company's director who is not employed by the Company, Mr. Masucci, serves on the Audit Committee with Mr. Martin van der Hagen. The audit committee met once during 2000 to review the results of the 1999 audit by Grant Thornton, LLP, the Company's independent accountants. The Audit Committee has not met in 2001 to review the 2000 audit by Grant Thornton, LLP, and has no audit committee report or audit committee charter to issue at this time.

     Compensation Committee. The Compensation Committee of the Board of Directors was formed in March 1999 and has the power to review, evaluate, monitor and determine compensation of employees of the Company including without limitation salaries and bonuses. The members of the Compensation Committee are Mr. Martin van der Hagen and Mr. Masucci. The Compensation Committee met once during 2000.

     The Board currently has no nominating or other standing committees and has no current plans to establish additional committees.

Compensation of Directors

     Nonemployee directors receive $1,500 for each meeting that they attend and are entitled to reimbursement for lodging and transportation to and from meetings of the Board of Directors. Directors who are employees do not receive any additional cash compensation for their services.

     All directors are eligible to participate in the Company's stock option plans. On December 3, 1997, Nonemployee directors received an automatic initial grant of options to purchase 6,000 shares at $4.00 per share, which vested over a three-year period. In addition, in April 1999, the Board adopted an Amendment to the Non-Employee Directors' Stock Option Plan, which Amendment granted to each Nonemployee director an additional grant of options to purchase 9,000 shares at $1.82 per share. Each individual that becomes a Non-employee director in the future will receive a grant of options to purchase 15,000 shares which will vest over three years.

     In addition to the automatic initial grant, Non-employee directors receive under the Directors' Plan an annual automatic grant of options to purchase 5,000 shares beginning with their fourth year of service. The annual grants vest immediately. Employee directors may be granted options under the Long-Term Incentive Plans described below, at the discretion of the Board of Directors.

     Mary van der Hagen, a Non-employee director, is also provided an annual automobile allowance of approximately $17,000.

Executive Officers and Key Employees Who Are Not Directors

     Mark J. Van Der Hagen, 44, was elected Vice President of Finance and Treasurer in September 1997. Prior to that time he served as Vice President. His primary responsibility is overseeing Company finances. He also has held positions in retail sales and marketing since joining the Company in 1991. Prior to joining Surrey, he was a Manager of Account Services for First Bank Systems (now U.S. Bank) in St. Paul, Minnesota from 1988 to 1991, and a Senior Financial Analyst for The Federal Reserve Bank in Minneapolis from 1980 to 1988. Mark van der Hagen attended the Carlson School of Management at the University of Minnesota and received a Bachelor of Science in Business. Mark van der Hagen is the son of John and Mary van der Hagen. Martin van der Hagen is his brother.

     David L. Wills, 43, has been Plant Manager for the Company since 1985. His primary responsibilities include plant operations, including production, processing and purchasing. He served as a production assistant prior to being promoted to Plant Manager. Mr. Wills supervised production for a Midwestern agricultural processing plant before joining Surrey, Inc. in 1981. Mr. Wills attended Western Washington University.

Executive Compensation - Summary Compensation Table

     The following table sets forth certain information regarding compensation for the fiscal year ended December 31, 2000 and the prior two years earned by or paid to the current Chief Executive Officer and the only other executive officer whose annual compensation exceeded $100,000 (the "Named Executive Officers").

                                             Annual Compensation                 Long-Term Compensation
                                   --------------------------------------- ----------------------------------
                                                                                        Securities
                                                            Other Annual    Restricted  Underlying               All Other
Name and Principal        Fiscal                            Compensation       Stock     Options/    LTIP         Compen-
    Position               Year    Salary ($)     Bonus ($)    ($)(1)       Award(s)($)  SARs(#)   Payouts($)    sation($)
-------------------------------------------------------------------------------------------------------------------------------
John B. van der Hagen,    2000     $175,000           --       $17,000          --          --         --
Chairman and CEO          1999     $175,000(2)   $25,000(3)    $17,000          --          --         --
                          1998     $125,000(2)        --       $17,000          --          --         --

Martin van der Hagen,     2000     $175,000           --       $ 6,000          --          --         --
President                 1999     $175,000(2)   $25,000(3)    $ 6,000          --          --         --
                          1998     $125,000(2)        --       $ 6,000          --          --         --

     (1) Represents automobile allowance for such years.

     (2) In addition to the amounts shown in the table for 1998, each officer received $25,000 in 1998 as an advance on 1999 salary. That amount is included in the amounts shown in the table for 1999.

     (3) A bonus of $25,000 was received by each officer in May 2000, but was reported with 1999 compensation.

Employment Agreements

     The Company entered into an employment agreement with each of John van der Hagen, CEO, and Martin van der Hagen, President, in December 1997 in connection with the Company's initial public offering. Each such agreement provided for a minimum annual base salary as follows: (a) for the year ended December 31, 1998, such base salary was $150,000, provided the Company's gross sales for such year were at least $12 million; and (b) for the year ended December 31, 1999, such base salary was increased to $175,000, provided the Company's gross sales for such year were at least $15 million. The Company did not meet its 1998 gross sales target. As a result, $25,000 paid to each of the CEO and President in 1998 was taken as an advance on their respective 1999 salaries.

     In addition, each such officer is also entitled to a bonus in accordance with Company policy in effect from time to time, if any. In 1999, under the employment agreements, each such officer was entitled to receive a bonus not to exceed $20,000, unless the Company's after tax income exceeds $1,300,000, in which case such officer may receive an additional bonus of $20,000. Each such officer is also entitled to an annual automobile allowance, to participate in the Company's stock option and other benefit plans. A $25,000 bonus for was paid to each officer in March 2000.

     The Company has no written employment agreement with either John van der Hagen or Martin van der Hagen with respect to their 2000 base salary or any bonus for year 2000. The Company has agreed to pay a base salary of $175,000 to each such officer in 2000. In addition, in March 2000, the Company paid a bonus of $25,000 to each of John and Martin van der Hagen. Under the Company's current bank loan, any bonus paid to an executive officer must received written consent of the lender. The Company has requested consent from the lender, Chase Bank.

     The Company does not have employment agreements with any of its other key personnel. However, as part of its effort to expand its marketing and sales force, the Company may enter into employment agreements with employees hired in the future.

Long-term Incentive Plans

     In September 1997, the Board of Directors and shareholder of the Company adopted the 1997 Long-Term Incentive Plan (the "1997 Plan"), to provide for the granting of stock options and other incentive awards to key employees and employee directors of the Company and reserved 350,000 shares of common stock for issuance under the 1997 Plan. As of April 16, 2001, the Company had granted options to purchase an aggregate of 317,500 shares under the 1997 Plan, 242,000 of which were outstanding.

     In March 2000, the Board of Directors adopted the 2000 Long-Term Incentive Plan (the "2000 Plan"), to provide for the granting of stock options and other incentive awards to any employee of the Company or its Affiliates. ("Affiliate" is defined as a parent or subsidiary of the Company.) In addition, any director of the Company or any individual who is rendering services to the Company or an Affiliate at the request of the Board of Directors or the President shall be eligible to receive a grant of nonqualified awards. The Company reserved 1,000,000 shares of its common stock for issuance under the 2000 Plan. As of April 16, 2001, the Company had granted options to purchase an aggregate of 426,250 shares under the 2000 Plan, all of which are outstanding.

     Either Plan may be administered by a committee of the Board of Directors which consists of a majority of "Nonemployee directors," as defined under applicable securities laws, or the full Board acting as a committee (collectively, "Committee"). Both Plans are currently administered by the entire Board acting as the Committee. Eligible persons may receive awards of options to purchase common stock ("Options"), stock appreciation rights ("Stock Appreciation Rights" or "Rights"), restricted stock of the Company ("Restricted Stock"), or performance awards ("Performance Awards"), or any combination thereof, pursuant to the respective Plan. The Committee has the discretion to select eligible individuals to whom awards will be granted and establish the type, price, amount, size and terms of awards, subject in all cases to the provisions of the respective Plan and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Options, Rights, Restricted Stock and Performance Awards are hereinafter referred to as "Awards."

     Options may be incentive stock options qualified under Section 422 of the Code ("Incentive Stock Options"), options not so qualified ("Nonqualified Stock Options") or a combination of both. The exercise price of an Incentive

Stock Option cannot be less than 100% of the fair market value of the common stock on the date the option is granted; provided, however, that if the optionee owns 10% or more of the voting rights of all of the Company's stock, the exercise price of an Incentive Stock Option cannot be less than 110% of the fair market value of the common stock on the date the option is granted and the term cannot exceed five years. The Company will not issue any option or warrant with an exercise price of less than 85% of the fair market value of the underlying common stock on the date of grant.

     The following stock options for the purchase of shares of Common Stock are granted and outstanding to employees as of April 16, 2001: (i) under the 1997 Plan, options to purchase 242,000 shares of common stock, at $4.00 per share, had been granted and were outstanding to 12 employees, and (ii) under the 2000 Plan, no options had been granted.

     Except as described below, each of the Options currently outstanding becomes exercisable in five equal installments commencing on the first anniversary of the date of grant. Options granted to John van der Hagen, as a holder of greater than 10% of the voting shares, have an exercise price of 110% of such price, vest over a four year period, and expire at the end of five years. Each of the Options currently outstanding generally provides for forfeiture of any nonvested portion upon termination of employment and expiration of any nonexercised options three months after termination of employment (or one year after the employee's death or disability), and expires on the tenth anniversary of the date of grant.

1997 Non-employee Directors' Stock Option Plan

     In September 1997, the Board of Directors and shareholder of the Company adopted the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the granting of stock options to directors of the Company who are not employees. These Options do not qualify as incentive stock options under Section 422 of the Code. The Company has reserved 100,000 shares of its common stock for issuance under the Directors' Plan.

     The Directors' Plan was amended (the "Amendment") by the Board of Directors in April 1999. The Amendment, a copy of which is attached this to Proxy Statement as Exhibit B, is being presented to the shareholders at the Annual Meeting for adoption and approval. (See Proposal Three.)

     The Directors' Plan is administered by the Company's Board of Directors as a whole. The Directors' Plan, as amended, provides that Nonemployee directors receive, upon initial election to the Board, an automatic, nondiscretionary grant of 15,000 options to purchase common stock, vesting over a three year period. In addition, upon election to a fourth and each subsequent term, each Nonemployee director receives an automatic annual grant of options to purchase 5,000 shares, which are immediately exercisable. Each option specifies the expiration date, which may not exceed ten years from the date the option is granted. The exercise price of an option cannot be less than 100% of the fair market value of the common stock on the date the option is granted. Stock options for the purchase of 6,000 shares of common stock were granted to each of three Nonemployee directors effective as of December 3, 1997, to vest over a three-year period. Currently, options to purchase 4,000 shares of common stock of each such grant have vested and the remaining 2,000 options vest on December 3, 2000. The exercise price of the initial options is $4.00 per share.

     The Amendment granted, in addition to the 1997 grants, to each Nonemployee director an additional grant of options to purchase 9,000 shares at $1.82 per share. At the current time, 6,000 options from the April 1999 grant have vested and the remaining 3,000 options will vest December 3, 2000. As stated above, each individual that becomes a non-employee director in the future will receive a grant of options to purchase 15,000 shares which will vest over three years.

     Each of the options generally provides for forfeiture of any nonvested portion if such holder ceases to be a director and expiration of any nonexercised option three months after an optionee ceases to be a director (or one year after the director's death), and expires on the tenth anniversary of the date to grant.

     In addition, the 2000 Plan provides for the discretionary grant of options to any director of the Company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 16, 2001, certain information with respect to the beneficial ownership of the common stock (i) by each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding common stock, (ii) by each of the Company's Named Executive Officers and each director and nominee, and (iii) by all current executive officers, directors and nominees as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

                                                  Shares         Percent
                                               Beneficially         of
     Name and Address(1)                          Owned          Class(7)
     -------------------                         -------         ---------

     John B. van der Hagen                      940,727(2)        37.2%

     Martin J. van der Hagen                    237,500(3)         9.3%

     Mary van der Hagen                         940,727(2)        37.2%

     Bruce A. Masucci
     Golden Mile Sales Associates, Inc.
     225 Worcester Road
     Framingham, MA 01701                        16,000(4)          *

     Mark J. van der Hagen                       50,000(5)         2.0%

     All directors and executive officers
     as a group (5 persons)                   1,244,227(6)        47.3%

* Less than 1%.
________________________

     (1) Unless otherwise noted, the business address of each person listed above is at the Company, 13110 Trails End, Leander, Texas 78641.

     (2) Includes 884,727 shares, 1,000 Warrants to purchase Common Stock, and 55,000 options which are currently exercisable and owned as joint tenants by John and Mary van der Hagen. The 55,000 options consist of 30,000 options exercisable at $4.40 per share; 10,000 options exercisable at $1.68 per share; 9,000 options exercisable at $1.82 per share; and 6,000 options exercisable at $4.00 per share. John and Mary van der Hagen also own 60,000 options which are not currently exercisable, consisting of 20,000 options at $4.40 per share; and 40,000 options at $1.68 per share.

     (3) Includes 207,500 shares and 70,000 options which are currently exercisable, consisting of 45,000 options exercisable at $4.00 per share and 25,000 options exercisable at $1.53 per share. Martin van der Hagen also owns 130,000 options which are not currently exercisable, consisting of 30,000 options at $4.00 per share and 100,000 options at $1.53 per share.

     (4) Includes 1,000 shares and 15,000 options which are currently exercisable, consisting of 6,000 options exercisable at $4.00 per share and 9,000 options exercisable at $1.82 per share.

     (5) Included 35,000 shares and 15,000 options which are currently exercisable at $1.53 per share. Mark van der Hagen also owns 60,000 options which are not currently exercisable but which may become exercisable at $1.53 per share.

     (6) Includes 1,128,227 shares, 1,000 Warrants that are currently exercisable and 155,000 options that are currently exercisable. Excludes 250,000 options that are not currently exercisable.

     (7) Applicable ownership is based on 2,472,727 shares outstanding as of April 16, 2001, together with exercisable options and Warrants for such holder.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Guarantee by Officer. John van der Hagen, Chief Executive Officer and a Director of the Company, has personally guaranteed payments by the Company under its lease line of credit with Key Corporation Capital Inc. and certain other of the Company's capital leases, as described in the Company's Annual Report. Payments under the Key Corporation Capital lease line are approximately $24,000 per month.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's directors, its executive officers and any persons holding more than 10% of outstanding common stock are required to file reports concerning their initial ownership of common stock and any subsequent changes in that ownership. The Company believes that the filing requirements for the last fiscal year were satisfied. In making this disclosure, the Company has relied on the written representations of its directors, executive officers and beneficial owners of more than 10% of Common Stock and copies of the reports that they have filed with the Securities and Exchange Commission.

                                PROPOSAL NO. 2

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     The Company has entered into an Agreement for Purchase and Sale of Assets (the "Asset Agreement") between the Company and Jean Charles Incorporated providing for the sale of substantially all of the Company's assets to Jean Charles Incorporated. The closing of the transaction contemplated by the Asset Agreement is subject to the approval of the shareholders of the Company. The proxy holders will vote the proxies received by them for the authorization of the Asset Agreement.

Vote Required

     The affirmative vote of two-thirds of the outstanding Common Stock entitled to vote at the meeting will be required to authorize the Asset Agreement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AUTHORIZATION OF THE ASSET AGREEMENT.

Summary Term Sheet

     . The Company will sell its tangible personal property, inventories, intangibles, books and records and prepaid accounts to Jean Charles Incorporated.

     . The Company will not sell its real property, accounts receivable, bank accounts, tax deposits and certain of its contracts not assumed by Jean Charles Incorporated nor does Jean Charles Incorporated assume the Company's accounts payable.

     . Jean Charles Incorporated agrees to do certain things during the period from the date of the Asset Agreement until the closing of the transaction, including (i) operation of the Company's business as agent for the Company; (ii) payment of the Company's general, administrative and operating expenses from the date of the Asset Agreement; (iii) payment of lease payments on the Company's operating and capital leases from the date of the Asset Agreement; and (iv) payment of certain other expenses of the Company, subject to prior approval.

     . Jean Charles Incorporated guarantees that within 180 days after the date of the Asset Agreement, The Chase Manhattan Bank will be paid at least $3,000,000 from colections on the Company's accounts receivable, proceeds from sales of product using the Company's inventories and/or funds of Jean Charles Incorporated.

     . Jean Charles Incorporated agrees to pay 10% of gross sales revenues, less returns and allowances, from sales of products acquired from the Company directly to the Company's trade creditors, until such time as the Company's trade creditors have been paid in full.

     . Jean Charles Incorporated agrees to enter into a long term consulting agreemet with John van der Hagen, and to enter into an employment agreement with Martin van der Hagen.

     . Jean Charles Incorporated agrees to make a tender offer to the shareholders of the Company to purchase all of their shares of stock of the Company for cash consideration of $.80 per share, less distributions, if any, made to the shareholders after the date of the Asset Agreement.

Contact Information

     Surrey, Inc.
     Attn: Martin J. van der Hagen
     13110 Trails End Road
     Leander, Texas 78641
     512-267-7172

     Jean Charles Incorporated
     Attn:  Stephen P. Yeoman
     82449 Avenue 61
     Thermal, California 92274
     760-399-1124

Business Conducted

     The Company specializes in the development and manufacture of high quality transparent glycerin and specialty soap products, as well as the production of certain personal care and home fragrance products. The Company has built four successful retail brands and a strong private label and contract manufacturing business for high-profile customers. The Company uses a proprietary process for manufacturing poured bar soaps that allows the Company to produce unique and affordable original soap products in large quantities with consistent quality. In addition, the Company manufactures a small amount of traditional bar soap. The Company also maintains a library of chemical formulations for producing purer, milder and harder glycerin soap bars primarily through the use of synthetic moisturizing ingredients rather than the use of tallow (i.e., animal fat). The Company manufactures and sells home fragrance products and a full line of potpourri products as part of its crafts market product line. The Company also manufactures a line of high-end scented candles that complements its line of home fragrance products.

     Jean Charles Incorporated is a major manufacturer of bath and body items and has manufacturing facilities in Thermal, California and in Mexico. Jean Charles Incorporated manufactures over 30 million sponges per annum and sells to major retailers in the United States.

Terms of the Transaction

     On April 5, 2001, the Company entered into an Agreement for the Purchase and Sale of Assets (the "Asset Agreement"), dated as of April 2, 2001, with Jean Charles Incorporated, a Utah corporation with an address at 82449 Avenue 61, Thermal, California 92274. The Asset Agreement provides for the sale by the Company to Jean Charles Incorporated of all of the Company's tangible personal property, inventories, intangibles, books and records and prepaid accounts. The Company is not selling its real property, accounts receivable, bank accounts, tax deposits and certain of its contracts not assumed by Jean Charles Incorporated pursuant to the Asset Agreement nor are the Company's accounts payable being assumed.

     The sale of assets pursuant to the Asset Agreement has been approved by the Company's board of directors and is subject to authorization by the Company's shareholders. The circumstances which led to the decision by the Board of Directors to enter into the Asset Agreement were two-fold. The Board of Directors was advised by management that the Company's financial statements for its year ended December 31, 2000 reveal that the Company has experienced substantial losses for the year ended December 31, 2000, in the amount of approximately $2,100,000. In addition, the Company has borrowed heavily from The Chase Manhattan Bank over the past few years and is indebted to The Chase Manhattan Bank in the amount of approximately $6,000,000, including principal, interest and late fees, all of which debt is cross-collateralized by the Company's real property, accounts receivable and inventories. By letter dated January 3, 2001, The Chase Manhattan Bank accelerated the maturity of a portion of the Company's debt and demanded immediate payment. The Company unsuccessfully sought to refinance its debt owed to The Chase Manhattan Bank with another lender. By letter dated March 7, 2001, The Chase Manhattan Bank accelerated the maturity of all of the Company's indebtedness and demanded immediate payment.

     The Board of Directors of the Company has considered various alternatives available to the Company, including bankruptcy, receivership, assignment for the benefit of creditors and sale of assets, and has discussed these alternatives with the professional advisors to the Company. The Company does not have the financial ability to continue as a going concern, nor does it have the capital resources to continue its operations under the threat of foreclosure by The Chase Manhattan Bank. The Board of Directors of the Company has determined that the Asset Agreement is the preferred alternative for the creditors and shareholders of the Company.

     In a Letter Agreement dated April 5, 2001 among the Company, The Chase Manhattan Bank and Jean Charles Incorporated, The Chase Manhattan Bank has agreed to forebear taking any action to collect the debt owed to it by the Company for 180 days, subject to the continuing performance by Jean Charles Incorporated pursuant to the Asset Agreement.

     If the shareholders of the Company do not authorize the Asset Agreement, The Chase Manhattan Bank will most likely proceed with the collection of the debt owed to it by the Company by foreclosing upon the assets of the Company which have been pledged as collateral to secure that debt. That action would effectively put the Company out of business. The Board of Directors of the Company will then have to reconsider the alternatives of bankruptcy, receivership, or assignment for the benefit of creditors.

     If the shareholders of the Company authorize the Asset Agreement, the sale of assets pursuant to the Asset Agreement will close by July 31, 2001, unless postponed by the parties, but not later than September 29, 2001 (the "Closing"). At the Closing the Company will transfer and deliver title to the assets to be sold pursuant to the Asset Agreement to Jean Charles Incorporated.

     Jean Charles Incorporated has contracted to perform certain obligations pursuant to the Asset Agreement in consideration for the assets to be sold, including (i) operation of the Company's business as agent for the Company until the Closing; (ii) payment of the Company's general, administrative and operating expenses from the date of the Asset Agreement until the Closing; (iii) payment of lease payments on the Company's operating and capital leases from the date of the Asset Agreement until the Closing; and (iv) payment of certain other expenses of the Company, subject to prior approval. Effective on the date of the Asset Agreement, the Company laid-off all of its employees and Jean Charles Incorporated hired and agreed to pay those employees it considers necessary to the ongoing business of the Company. Jean Charles Incorporated also contracted to lease the Company's office and warehouse facilities on a month-to-month basis at a rental of $10,000 per month for as long as necessary to continue the operations of the Company.

     In addition, Jean Charles Incorporated entered into a Guaranty Agreement dated April 5, 2001 with The Chase Manhattan Bank pursuant to which Jean Charles Incorporated guaranteed the payment by or on behalf of the Company of $3,000,000 to The Chase Manhattan Bank within 180 days after the date of the Asset Agreement from collections on the Company's accounts receivable and sales of product using the Company's inventories. The Chase Manhattan Bank is owed approximately $6,000,000, including principal, interest and late fees, by the Company, all of which is cross-collateralized by the Company's real property, accounts receivable and inventory.

     In addition, Jean Charles Incorporated has agreed, pursuant to the Asset Agreement, to pay 10% of gross sales revenues, less returns and allowances, from sales of products acquired from the Company directly to the Company's trade creditors, until such time as the Company's trade creditors have been paid in full.

     In addition, Jean Charles Incorporated has agreed, pursuant to the Asset Agreement, to purchase from the Company all of its inventories on hand at the Closing, valued at the lesser of cost or fair market value, less inventory advances by Jean Charles Incorporated to the Company. In payment for the inventory, Jean Charles Incorporated will pay 10% of gross sales revenues, less returns and allowances, from sales of products acquired from the Company directly to the Company, after the Company's trade creditors have been paid in full, until such time as the Company has been paid in full for the inventories.

     Additionally, the Asset Agreement provides that all shares of stock of the Company owned directly or indirectly by John van der Hagen will be canceled by the Company at or prior to the Closing, John van der Hagen will enter into a long term consulting agreement with Jean Charles Incorporated, and Martin van der Hagen will enter into an employment agreement with Jean Charles Incorporated.

     Additionally, Jean Charles Incorporated has covenanted pursuant to the Asset Agreement that within 18 months after the date of the Asset Agreement, Jean Charles Incorporated will make a tender offer to the shareholders of the Company to purchase all of their shares of stock of the Company for cash consideration of $.80 per share, less distributions, if any, made to the shareholders after the date of the Asset Agreement.

Regulatory Approvals

     The Company is not aware of any federal or state regulatory requirements that must be complied with or any approvals which must be obtained in connection with this transaction.

Reports, Opinions, Appraisals

     The Company has not received any report, opinion or appraisal materially relating to this transaction from an outside party.

Past Contacts, Transactions or Negotiations

     Except as relates to this transaction, there have been no contacts, transactions or negotiations between the Company and Jean Charles Incorporated during the past two years.

                                  Surrey, Inc.
              Unaudited Pro Forma Condensed Financial Information

     The accompanying unaudited pro forma condensed financial information gives effect to the sale of substantially all operating assets and assumption of certain liabilities of the Company to Jean Charles Incorporated and reflects the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed balance sheet presents the financial position of the Company as of March 31, 2001 assuming the proposed transactions had occurred as of March 31, 2001. The unaudited pro forma condensed balance sheet is based on the historical March 31, 2001 balance sheet of the Company included in the Quarterly Report on Form 10-QSB accompanying this proxy statement. The unaudited pro forma condensed statements of operations for the three months ended March 31, 2001 and the year ended December 31, 2000 give effect to the proposed transactions as if they had occurred on January 1, 2000. The unaudited pro forma condensed statements of operations are based on the historical results of operations of the Company for the three months ended March 31, 2001, included in the Quarterly Report on Form 10-QSB, and for the year ended December 31, 2000, included in the Annual Report on Form 10-KSB, copies of which are included in the Annual Report accompanying this Proxy Statement.

     The unaudited pro forma condensed financial information is based upon available information and assumptions that the Company's management believes are reasonable. The unaudited pro forma condensed financial information does not purport to represent the financial position or results of operations which would have occurred if these transactions had been completed on the dates indicated or the Company's financial position or results of operations for any future date or period. This unaudited pro forma condensed financial information should be read in conjunction with the Company's historical financial statements and related notes included in the Quarterly Report on Form 10-QSB and the Annual Report on Form 10-KSB, copies of which are included in the Annual Report accompanying this Proxy Statement.

                                  Surrey, Inc.
                  Unaudited Pro Forma Condensed Balance Sheet
                                 March 31, 2001
                             (amounts in thousands)

                                                                     Pro forma
                                               Historical           adjustments           Pro forma
                                               ----------         ---------------         ----------
          ASSETS

Current assets
   Cash and cash equivalents                       $  371                                    $  371
   Accounts receivable                              2,046              (2,046)(3)                 0
   Inventories                                      2,845              (2,845)(1)                 0
   Other current assets                               104                (104)                    0
                                                   ------         -----------                ------
                                                    5,366              (4,995)                  371

Property and equipment                              4,156              (1,412)(1)             2,744
                                                   ------         -----------                ------

                                                   $9,522         $    (6,407)               $3,115
                                                   ======         ===========                ======


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Trade accounts payable                          $2,203         $    (2,203)(2)            $    0
   Accrued expenses                                   284                                       284
   Current maturities of long-term debt and
      capital leases                                6,198              (3,189)(2)(3)          3,009
                                                   ------         -----------                ------
                                                    8,685              (5,392)                3,293

Long-term debt and capital leases, less
   current maturities                                  83                 (42)(2)                41

Shareholders' equity                                  754                (973)(1)(2)(3)        (219)
                                                   ------         -----------                ------

                                                   $9,522         $    (6,407)               $3,115
                                                   ======         ===========                ======

See accompanying notes

                                  Surrey, Inc.
             Unaudited Pro Forma Condensed Statement of Operations
                          Year ended December 31, 2000
                 (amounts in thousands, except per share data)

                                                                 Pro forma
                                          Historical            adjustments           Pro forma
                                          ----------          ---------------         ---------
Net sales                                    $16,845          $   (16,845)(1)            $    0
Cost of sales                                 13,753              (13,753)(1)                 0
                                             -------          -----------                ------

   Gross margin                                3,092               (3,092)                    0

Operating expenses
   Research and development                      540                 (540)(1)                 0
   Sales and marketing                         1,196               (1,196)(1)                 0
   General and administrative                  2,590               (2,485)(1)               105
                                             -------          -----------                ------
                                               4,326               (4,221)                  105
                                             -------          -----------                ------

Operating loss                                (1,234)               1,129                  (105)

Interest expense                                 619                 (318)(1)               301
                                             -------          -----------                ------

Loss before income taxes                      (1,853)               1,447                  (406)

Income tax expense                               256                    0                   256
                                             -------          -----------                ------

NET LOSS                                     $(2,109)         $     1,447                $ (662)
                                             =======          ===========                ======

Net loss per share - basic and diluted       $ (0.85)                                    $(0.27)
                                             =======                                     ======

Weighted average shares outstanding -
   basic and diluted                           2,473                                      2,473
                                             =======                                     ======

See accompanying notes

                                  Surrey, Inc.
             Unaudited Pro Forma Condensed Statement of Operations
                       Three months ended March 31, 2001
                 (amounts in thousands, except per share data)

                                                                 Pro forma
                                          Historical            adjustments           Pro forma
                                          -----------         ---------------         ----------
Net sales                                     $3,603           $   (3,603)(1)            $    0
Cost of sales                                  2,798               (2,798)(1)                 0
                                              ------           ----------                ------

   Gross margin                                  805                 (805)                    0

Operating expenses
   Sales and marketing                           195                  195(1)                  0
   General and administrative                  1,023                  996(1)                 27
                                              ------           ----------                ------
                                               1,218                1,191                    27
                                              ------           ----------                ------

Operating loss                                  (413)              (1,996)                  (27)

Interest expense                                 173                   90(1)                 83
                                              ------           ----------                ------

NET LOSS                                      $ (586)          $   (2,086)               $ (110)
                                              ======           ==========                ======

Net loss per share - basic and diluted        $(0.24)                                    $(0.04)
                                              ======                                     ======

Weighted average shares outstanding -
   basic and diluted                           2,473                                      2,473
                                              ======                                      =====

See accompanying notes

                                 Surrey, Inc.
         Notes to Unaudited Pro Forma Condensed Financial Information

     A. The unaudited pro forma condensed financial information give effect to the 1) the sale of substantially all of its operating assets, including personal property, inventories and prepaid expenses, to Jean Charles Incorporated, 2) the payment of the Company's trade accounts payable by Jean Charles Incorporated and
3) the disposition of the Company's trade accounts receivable in exchange for a $3 million debt paydown guaranteed by Jean Charles Incorporated.

     B. The pro forma financial information reflects the following adjustments.

          1. to give effect to the sale of substantially all operating assets of the Company to Jean Charles Incorporated.

          2. to give effect to the payment of the Company's trade accounts payable and assumption of capital lease obligations by Jean Charles Incorporated.

          3. to give effect to the disposition of the Company's trade accounts receivable in exchange for a $3 million debt paydown guaranteed by Jean Charles Incorporated.

                                PROPOSAL NO. 3

             RATIFICATION AND APPOINTMENT OF INDEPENDENT AUDITORS

     During 1999, the Board of Directors retained the firm of Grant Thornton, LLP as independent public auditors to audit the books, records and accounts of the Company for the fiscal year ended December 31, 1999. The Board has also appointed such firm to audit the accounts of the Company for the fiscal year ending December 31, 2001.

     Representatives of Grant Thornton, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Vote Required

     The affirmative vote of not less than a majority of the common stock represented either in person or by proxy and entitled to vote at the meeting will be required to ratify the appointment of the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2001.

                            FINANCIAL INFORMATION;
                         ANNUAL REPORT ON FORM 10-KSB

     The Company's 2001 Annual Report to Shareholders accompanies this Proxy Statement. The 2001 Annual Report to Shareholders includes (i) the balance sheets of the Company as of December 31, 2000 and December 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the two years ended December 31, 2000, and (ii) the balance sheet of the Company as of March 31, 2001 and the related . A copy of the 2001 Annual Report to Shareholders may be obtained without charge upon written request. In addition, the Company will provide without charge to any shareholder solicited hereby, upon written request of such shareholder, a copy of its Annual Report on Form 10-KSB for the year ended December 31, 2000 and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001. Requests for information should be directed to the Chief Financial Officer, Surrey, Inc., 13110 Trails End Road, Leander, Texas 78641.

                           PROPOSALS OF SHAREHOLDERS

     Pursuant to Rule 14a-8 of the Securities and Exchange Commission ("SEC"), any shareholder wishing to have a proposal considered for inclusion in the Company's proxy solicitation material for the 2002 Annual Meeting of Shareholders must set forth such proposal in writing and file it with the Secretary of the Company no later than January 15, 2002. Pursuant to SEC Rule 14a-4(c)(1), any shareholder wishing to have a proposal considered at the 2002 Annual Meeting of Shareholders, but not submitted for inclusion in the Company's proxy solicitation material, must set forth such proposal in writing and file it with the Secretary of the Company no later than February 14, 2002 and failure to notify the Company by such date would allow the Company's proxies to use their discretionary voting authority when the proposal is raised at the Annual meeting (to vote for or against the proposal) without any discussion of the matter in the proxy materials.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no other matters which may come before the Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy form to vote such proxies received by the Company in accordance with their judgment on such matters.

                                    By Order of the Board of Directors

                                    Martin J. van der Hagen
                                    President
August 14, 2001

                                                                     EXHIBIT "A"

                            AGREEMENT FOR PURCHASE
                              AND SALE OF ASSETS


                                    BETWEEN


                           JEAN CHARLES INCORPORATED
                              A UTAH Corporation
                                   ("BUYER")


                                      AND


                                 SURREY, INC.,
                              A TEXAS Corporation
                                  ("SELLER")


                                 April 2, 2001

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
1    TRANSFER OF ASSETS....................................................  -1-
          1.1    Equipment.................................................  -1-
                 ---------
          1.2    Inventories...............................................  -2-
                 -----------
          1.3    Intangibles...............................................  -2-
                 -----------
          1.4    Books and Records.........................................  -2-
                 -----------------
          1.5    Other Assets..............................................  -2-
                 ------------

2    PURCHASE PRICE........................................................  -2-
     --------------

3    THE CLOSING...........................................................  -2-
     -----------
          3.1    Seller's Obligations at the Closing.......................  -2-
                 -----------------------------------
          3.2    Buyer's Obligations at the Closing........................  -3-
                 ----------------------------------

4    ASSUMPTION OF LIABILITIES.............................................  -3-
     -------------------------

5    INTERIM PRE-CLOSING AGREEMENT.........................................  -3-
     -----------------------------
          5.1    Operation of Business.....................................  -3-
                 ---------------------
          5.2    Employees.................................................  -4-
                 ---------
          5.3    Lease of Real Property....................................  -4-
                 ----------------------
          5.4    Payments to Chase Bank....................................  -4-
                 ----------------------
          5.5    Payments to Trade Creditors...............................  -4-
                 ---------------------------
          5.6    Payments for Inventory....................................  -4-
                 ----------------------
          5.7    Sale of Real Property.....................................  -5-
                 ---------------------
          5.8    Insurance.................................................  -5-
                 ---------
          5.9    Approvals.................................................  -5-
                 ---------

6    OPTIONS CONCERNING COMPETING OFFERS...................................  -5-
     -----------------------------------

7    SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS....................  -5-
     --------------------------------------------------
          7.1    Organization, Good Standing and Qualification.............  -5-
                 ---------------------------------------------
          7.2    Binding Agreement.........................................  -5-
                 -----------------
          7.3    Stock of Corporation......................................  -5-
                 --------------------
          7.4    Financial Statements......................................  -5-
                 --------------------
          7.5    Absence of Specified Changes..............................  -6-
                 ----------------------------
          7.6    Tax Returns and Audits....................................  -6-
                 ----------------------
          7.7    Real Property.............................................  -6-
                 -------------
          7.8    Other Tangible Personal Property..........................  -6-
                 --------------------------------
          7.9    Trade Names, Trademarks and Copyrights....................  -6-
                 --------------------------------------
          7.10   Trade Secrets.............................................  -6-
                 -------------
          7.11   Title to Assets...........................................  -6-
                 ---------------
          7.12   Insurance Policies........................................  -7-
                 ------------------
          7.13   Compliance with Laws......................................  -7-
                 --------------------
          7.14   Litigation................................................  -7-
                 ----------
          7.15   Hazardous Materials.......................................  -7-
                 -------------------
          7.16   Authority and Consents....................................  -7-
                 ----------------------
          7.17   Full Disclosure...........................................  -7-
                 ---------------

8    BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.....................  -7-
     -------------------------------------------------
          8.1    Organization, Good Standing and Qualification.............  -7-
                 ---------------------------------------------
          8.2    Binding Agreement.........................................  -8-
                 -----------------
          8.3    Chase Bank................................................  -8-
                 ----------
          8.4    Real Property.............................................  -8-
                 -------------
          8.5    Tender for Shares.........................................  -8-
                 -----------------

9    SELLER'S OBLIGATIONS BEFORE CLOSING...................................  -8-
     -----------------------------------
          9.1    Buyer's Access to Premises and Information................  -8-
                 ------------------------------------------
          9.2    Conduct of Business in Normal Course......................  -8-
                 ------------------------------------
          9.3    Preservation of Business and Relationships................  -8-
                 ------------------------------------------
          9.4    New Transactions..........................................  -8-
                 ----------------
          9.5    Existing Agreements.......................................  -8-
                 -------------------
          9.6    Representations and Warranties True at Closing............  -8-
                 ----------------------------------------------
          9.7    Sales and Use Tax on Prior Sales..........................  -8-
                 --------------------------------

10   BUYER'S OBLIGATIONS BEFORE CLOSING....................................  -8-
     ----------------------------------
          10.1   Information to Be Held in Confidence......................  -8-
                 ------------------------------------
          10.2   Employment Agreements.....................................  -9-
                 ---------------------

11   CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE..........................  -9-
     --------------------------------------------
          11.1   Accuracy of Buyer's Representations and Warranties........  -9-
                 --------------------------------------------------
          11.2   Buyer's Performance.......................................  -9-
                 -------------------
          11.3   Buyer's Corporate Approval................................  -9-
                 --------------------------

12   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE...........................  -9-
     -------------------------------------------
          12.1   Accuracy of Seller's Representations and Warranties.......  -9-
                 ---------------------------------------------------
          12.2   Performance by Seller.....................................  -9-
                 ---------------------
          12.3   Certification by Seller...................................  -9-
                 -----------------------
          12.4   Absence of Litigation.....................................  -9-
                 ---------------------
          12.5   Consents.................................................. -10-
                 --------
          12.6   Approval of Documentation................................. -10-
                 -------------------------
          12.7   Consulting Agreement...................................... -10-
                 --------------------
          12.8   Employment Agreement...................................... -10-
                 --------------------
          12.9   Cancellation of Shares.................................... -10-
                 ----------------------

13   SELLER'S OBLIGATIONS AFTER THE CLOSING................................ -10-
     --------------------------------------
          13.1   Seller's Indemnities...................................... -10-
                 --------------------
          13.2   Use of Seller's Name...................................... -10-
                 --------------------

14   COSTS................................................................. -10-
     -----
          14.1   Finder's or Broker's Fees................................. -10-
                 -------------------------
          14.2   Expenses.................................................. -10-
                 --------

15  FORM OF AGREEMENT...................................................... -10-
    -----------------
          15.1   Effect of Headings........................................ -10-
                 ------------------
          15.2   Entire Agreement; Modification; Waiver.................... -10-
                 --------------------------------------
          15.3   Counterparts.............................................. -11-
                 ------------

16   PARTIES............................................................... -11-
     -------
          16.1   Parties in Interest....................................... -11-
                 -------------------
          16.2   Assignment................................................ -11-
                 ----------
          16.3   Legal Counsel............................................. -11-
                 -------------

17   REMEDIES.............................................................. -11-
     --------
          17.1   Recovery of Litigation Costs.............................. -11-
                 ----------------------------
          17.2   Defaults Permitting Termination........................... -11-
                 -------------------------------

18   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES................. -11-
     -----------------------------------------------------

19   NOTICES............................................................... -11-
     -------

20   GOVERNING LAW......................................................... -12-
     -------------

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS


     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "Agreement") is made effective as of April 2, 2001, at Palm Springs, California, by and between JEAN CHARLES INCORPORATED (the "Buyer"), a Utah corporation with an address at 82449 61st Avenue, Thermal, California 92274, and SURREY, INC. (the "Seller"), a Texas corporation with an address at 13110 Trails End Road, Leander, Texas 78641, and is made with reference to the following facts:

                                   RECITALS

     A. Seller is engaged in the buying in bulk, manufacturing, repackaging, and sale of products to various wholesale and retail stores. Seller has been operating at a loss for some time. The financial reports for Seller for the year ending December 31, 2000, are expected to reflect a loss of approximately $1,700,000 for the year. As of September 30, 2000, the reported losses had been $261,000.00. The amount of the loss for the first quarter of year 2001 is not currently available but a further substantial loss is projected.

     B. Pursuant to its business operations, Seller owns real property, improvements and fixtures located at 13110 Trails End Road, Leander, Texas 78641 (the "Real Property"). Seller has executed one or more deeds of trust on the Real Property to secure the repayment of its various promissory notes payable to the Chase Manhattan Bank ("Chase Bank"), P.O. Box 2558, Houston, Texas 77252-8074. Seller has also granted a security interest to Chase Bank in substantially all of its personal property, including without limitation receivables and inventory, to secure the repayment of its various promissory notes payable to Chase Bank. Recently, Chase Bank sent Seller a demand letter for the entire approximately $5,700,000.00 principal owed, plus accrued interest. Seller lacks sufficient revenues to repay the debt and to thereafter continue in business.

     C. Buyer has been, and is now, operating a buy/sell business that has many similarities to that operated by Seller. Buyer believes that some of Seller's assets would be of value to Buyer's business operations. Buyer is also interested in retaining the services of Marty van der Hagen and John van der Hagen (the "van der Hagens") -- who are current shareholders of the Seller --for employment and/or consulting as Buyer expands its business operations in the United States and into Mexico. Therefore, Buyer has made to Seller an offer to purchase certain of the assets of Seller on the terms set forth in full below.

     D. The Board of Directors of Seller (the "Board") has conducted an evaluation of Seller's options with representatives of Chase Bank, bankruptcy counsel, and securities counsel. Given the circumstances including the options available to the Seller, the Board believes that this Agreement is in the best interests of the Seller.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

1    TRANSFER OF ASSETS

     Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, all the assets, properties and business of Seller of every kind, character and description whether tangible, intangible, real, personal or mixed and wherever located (but excluding the Real Property and any assets specifically excluded in the following Sections of this Article 1), all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but without limitation to, the following:

     1.1  Equipment.  All the machinery, tools, dies, appliances, vehicles,
          ---------
furniture, equipment (including essential replacement parts) and other tangible personal property of every kind and description that are located upon or within the Real Property, are owned or leased by Seller, and are utilized in connection with Seller's operations upon or within the Real Property, a current list of which is attached hereto as SCHEDULE 1.1 (hereinafter referred to collectively as the "Equipment");

     1.2  Inventories.   All of Seller's finished goods and raw materials
          -----------
(whether expensed or not), including work in process, consumable manufacturing supplies, spare parts and repair materials that are actually on hand as of the Closing Date, whether on or within the Real Property or en route thereto or elsewhere, and any rights and claims to refunds and adjustments of any kind with respect to the inventory, an approximate summary of which items currently on hand is attached hereto as SCHEDULE 1.2 (hereinafter referred to collectively as the "Inventories");

     1.3  Intangibles.  All trade names, trademarks, service marks, copyrights,
          -----------
patents, patent rights, trade secrets, technical know-how, goodwill and other intangibles (including all contracts to be assumed by Buyer pursuant to Article
4) used by Seller in (or owned by Seller and useful in) the operation of the business located upon or within the Real Property, but excluding accounts receivable, accounts payable, contracts not assumed by Buyer pursuant to Article 4, bank accounts, and tax deposits;

     1.4  Books and Records.  All papers and records in Seller's care, custody
          -----------------
or control relating to any or all of the above described Assets and the operation thereof, including but not limited to all personnel and labor relations records, environmental control records, sales records, accounting and financial records, maintenance and production records, and plans and designs of equipment; and

     1.5  Other Assets.  All prepaid expenses relating to any of the Assets and
          ------------
the operation of Seller's business.

2    PURCHASE PRICE
     --------------

     In consideration for the transfer and assignment by Seller of the Assets and inconsideration of the representations, warranties and covenants of Seller set forth herein, Buyer on the conditions set forth herein,

     2.1 shall have performed all of its obligations to be performed under this Agreement to and including the Closing Date;

     2.2 shall perform all of its obligations to be performed under this Agreement after the Closing Date;

     2.3 shall assume and discharge, and shall indemnify Seller against, liabilities and obligations of Seller under the leases or other agreements, if any, specified on SCHEDULE 4 but only to the extent that such liabilities or obligations accrue on or after the Closing Date.

3    THE CLOSING
     -----------

     The Closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Seller, 13110 Trails End Road, Leander, Texas 78641, at 10:00 a.m. local time, on July 31, 2001, with close of business to be 5:00 p.m. local time on that date, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer may extend the Closing for a period or periods not exceeding an aggregate of 15 days by written notice to Seller. If, on the original or any postponed Closing Date Seller shall have been unable to obtain all waivers and consents of shareholders, private parties and governmental agencies required by this Agreement, then either Buyer or Seller, on written notice, may postpone the Closing to a time not later than 10:00 a.m. local time, on September 29, 2001. Buyer and Seller acknowledge and agree that Chase Bank will not be required to release any of its liens, security interest or assignments against Seller's Assets or the Real Property, except upon repayment in full of the Chase Bank debt, except with respect to inventory and accounts receivable as provided in that certain Consent Letter dated on or about the date hereof executed buy Buyer, Seller and Chase Bank.

     3.1  Seller's Obligations at the Closing.  At the Closing, Seller shall
          ------------------------------------
deliver or cause to be delivered to Buyer:

          3.1.1 Instruments of assignment and transfer (including a Bill of Sale) of all of the Assets of Seller to be transferred hereunder.

          Simultaneously with the consummation of the transfer, Seller, through its officers, agents and employees, shall put Buyer into full possession and enjoyment of all of the Assets to be conveyed and transferred by this Agreement.

          Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

          3.1.2 Seller shall pay all sales and use taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the business. Buyer shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

          3.1.3 Seller shall cancel all outstanding shares of its stock owned, directly or indirectly, by John van der Hagen.

     3.2  Buyer's Obligations at the Closing.  At the Closing, Buyer shall
          -----------------------------------
deliver to Seller the following instruments and documents against delivery of the items specified in Section 3.1:

          3.2.1 Buyer hereby covenants to perform all of its obligations accruing or to be performed after the Closing Date, as provided in this Agreement.

4    ASSUMPTION OF LIABILITIES
     -------------------------

     Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent, except as herein specifically otherwise provided. Buyer shall have the benefit of and shall perform all contracts and commitments, if any, specifically disclosed on SCHEDULE 4, in accordance with the terms and conditions thereof, except to the extent modifications are specifically disclosed on such SCHEDULE 4.

5    INTERIM PRE-CLOSING AGREEMENT
     -----------------------------

     5.1  Operation of Business.  Seller hereby designates and appoints Buyer as
          ---------------------
Seller's agent and Buyer hereby accepts appointment as Seller's agent for the administration, management and operation in all respects of Seller's business, during the period commencing on the date of this Agreement and continuing until the Closing or earlier termination of this Agreement. During Buyer's operation of Seller's business:

          5.1.1 Buyer shall pay all general, administrative and operating expenses associated with the operation of Seller's business (including, without limitation, operating costs and expenses, costs associated with goods sold and the acquisition of additional raw materials, but excluding costs of Seller's December 31, 2000 year end audit and costs of filings with the Securities and Exchange Commission);

          5.1.2 Buyer shall pay all amounts payable on Seller's operating and capital leases for the use of the Assets;

          5.1.3 Buyer shall pay all other expenses incurred by Seller, subject to prior approval of such expense by Buyer;

          5.1.4 Buyer shall loan funds and/or inventory items to Seller so that Inventories will be maintained at a minimum value of not less than $2,000,000.00 at all times from the date of this Agreement until the Closing Date or earlier termination of this Agreement.

          During Buyer's operation of Seller's business, Buyer shall be entitled to all sales revenues, receivables and collections from such revenues and shall pay to or for the benefit of Seller as provided elsewhere in this Agreement, for cost of goods sold, 35% of gross sales revenues, less returns and allowances, (this percentage having been determined by agreement of the parties because of inconsistencies in the inventory system).

     5.2  Employees.  Seller shall lay-off all of its employees effective the
          ---------
date of this Agreement and shall pay all amounts owed to employees through and including such date. All contracts and arrangements with employees are in full force and effect, and neither Seller, nor any other party is in default under any such contract or arrangement. Seller shall retain an accountant to maintain the Seller's books of account, to assist the auditors with the completion of the audit, and to assist with the preparation of filings with governmental agencies. Buyer may hire such employees as it considers necessary for the operation of the Seller's business.

     5.3  Lease of Real Property.  Seller hereby leases to Buyer and Buyer
          ----------------------
leases from Seller the Real Property on a month-to-month basis commencing on the date of this Agreement with a monthly rental of $10,000.00 per month, payable directly to Chase Bank for the benefit of Seller as otherwise provided in this Agreement, triple net, and Buyer agrees, in addition to the monthly rental, to pay all taxes, insurance, maintenance and other expenses relating to the Real Property during the term of the lease.

     5.4  Payments to Chase Bank.  Buyer guarantees the payment of $3,000,000.00
          ----------------------
to Chase Bank during the 180 days following the date of this Agreement, such payment to be made as follows:

          5.4.1 All collections of Seller's accounts receivables accruing prior to the date of this Agreement shall be delivered to Chase Bank within three business days after their receipt by Seller, until Chase Bank has received $3,000,000.00 from payments under this Section 5.4. EXHIBIT B to this Agreement is a complete and accurate schedule of the accounts receivable of Seller as of April 1, 2001, as reflected in the consolidated balance sheet as of that date, included in the financial statements, together with an accurate aging of these accounts;

          5.4.2 As described above, commencing on the date of this Agreement, Buyer shall rent the Real Property from Seller, on a month-to-month basis, at a rental of $10,000.00 per month and shall pay all rental payments directly to Chase Bank, unless and until Chase Bank has received payment in full of all debt of Seller to Chase Bank, in which case rental payments will be paid directly to Seller;

          5.4.3 Commencing on the date of this Agreement, Buyer shall pay directly to Chase Bank 10% of gross sales revenues, less returns and allowances, from sales of Seller's products, such payments to be made on or before the third business day of each week for sales of the preceding week until such time as Chase has received $3,000,000 pursuant to this Section 5.4; and

          5.4.4 On or before the date which is 180 days after the date of this Agreement, Buyer shall pay to Chase Bank an amount which together with all other amounts paid to Chase Bank pursuant to this Section 5.4 shall equal $3,000,000.00.

     5.5  Payments to Trade Creditors.  Upon the payment of $3,000,000.00 to
          ---------------------------
Chase Bank pursuant to Section 5.4, Buyer shall pay directly to Seller's trade creditors 10% of gross sales revenues, less returns and allowances, from sales of Seller's products, such payments to be made on or before the third business day of each week for sales of the preceding week until such time as all of Seller's trade creditors have been paid in full.

     5.6  Payments for Inventory.  As of the Closing Date, the parties shall
          ----------------------
jointly determine the value of the Inventories actually on hand as of the Closing Date, which for purposes of this Agreement shall be the lesser of cost or fair market value, as determined by a joint physical count and determination of the parties, plus amounts owed by Buyer to Seller for Inventories sold by Buyer pursuant to Section 5.1 above, and less amounts owed by Seller to Buyer for all inventories purchased by Buyer and delivered to Seller and for all funds advanced by Buyer to Seller to acquire inventories. Upon the payment of trade creditors pursuant to Section 5.5, Buyer shall pay Seller 10% of gross sales revenues, less returns and allowances, from sales of Seller's products, such payments to be made on or before the third business day of each week for sales of the preceding week until such time as the determined value of Seller's Inventories has been paid in full.

     5.7  Sale of Real Property.  Upon signing this Agreement, Seller shall
          ---------------------
cause the Real Property to be listed for sale at a price to be determined by the Seller's Board of Directors. If the Real Property is sold, the proceeds shall be paid in the following order and priority, to the extent of such proceeds, (i) to pay in full the debt of Seller owed to Chase Bank, the repayment of which is secured by the Real Property, (ii) to pay in full Seller's trade creditors,
(iii) to pay in full other creditors and indebtedness of Seller, and (iv) to the Seller.

     5.8  Insurance.  Seller will continue to carry its existing insurance,
          ---------
subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Seller carries on any of its properties or in respect of its operations shall be increased by the amount or amounts Buyer shall specify. Seller shall cause Buyer to be named as an additional insured on each existing insurance policy carried by Seller.

     5.9  Approvals.  Messrs. John van der Hagen and Marty van der Hagen have
          ---------
agreed to vote their stock in favor of the transactions contemplated by this Agreement and shall use their best efforts to encourage other shareholders to vote in favor of these transactions.

6    OPTIONS CONCERNING COMPETING OFFERS
     -----------------------------------

     Seller agrees not to solicit offers from any potential buyers. However, if Seller receives a bona fide offer prior to the Closing Date to purchase its assets which Seller desires to accept in lieu of the completion and performance of this Agreement, Seller shall provide a copy of such offer to Buyer and Buyer will, within fifteen calendar days after the receipt of such offer, either match or better the material terms of such offer or cancel this Agreement.

     If this Agreement is canceled, Buyer shall be entitled to receive from Seller compensation equal to the sum of (i) 2% of the net fair market value of assets of Seller that would have been acquired by Buyer pursuant to this Agreement, and (ii) Buyer's net out-of-pocket expenses (direct or indirect) incurred in the negotiation and performance of this Agreement. Payment of such compensation shall be made upon the closing of the sale under such other offer. In addition, Seller and the new buyer shall arrange for the unconditional release of all commitments that Buyer has made pursuant to this Agreement including, without limitation, commitments made to any banks, leasing companies, creditors, shareholders, and/or employees.

7    SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
     --------------------------------------------------

     Seller hereby represents and warrants that:

     7.1  Organization, Good Standing and Qualification.  Seller is a
          ---------------------------------------------
corporation duly organized, existing, and in good standing under the laws of Texas. The execution and delivery of this Agreement and the consummation of this transaction by Seller have been, or prior to the Closing will have been, duly authorized, and no further corporate authorization is or will be necessary on the part of Seller.

     7.2  Binding Agreement. At the Closing, this Agreement shall constitute a
          -----------------
binding obligation of Seller.

     7.3  Stock of Corporation.  The authorized capital stock of Seller consists
          --------------------
of 10,000,000 shares of common stock, no par value, of which 2,472,727 shares are issued and outstanding as of the date of this Agreement. All the shares are validly issued, fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Seller to issue or to transfer from treasury any additional shares of its capital stock of any class.

     7.4  Financial Statements.  SCHEDULE 7.4 to this Agreement sets forth a
          --------------------
balance sheet of Seller as of December 31, 2000, and the related statement of income and expense for the year then ended. The financial statements in SCHEDULE
7.4 are referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the date of the Financial Statements, and the results of its operations for the period indicated.

     7.5  Absence of Specified Changes. Since December 31, 2000 there has not
          ----------------------------
          been any:

          7.5.1 Transaction by Seller except in the ordinary course of business as conducted on that date;

          7.5.2 Destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Seller's business;

          7.5.3 Sale or transfer of any asset of Seller except in the ordinary course of business;

          7.5.4 Amendment or termination of any material contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

          7.5.5 Waiver or release of any right or claim of Seller, except in the ordinary course of business;

          7.5.6 Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, or prospects of Seller;

     7.6  Tax Returns and Audits.  Within the times and in the manner prescribed
          ----------------------
by law, Seller has filed all federal and state tax returns required by law and have paid all taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by Seller.

     7.7  Real Property.  SCHEDULE 7.7 to this Agreement is a complete and
          -------------
accurate legal description of the Real Property owned by Seller. SCHEDULE 7.7 contains a description of the buildings, fixtures, and other improvements located on the Real Property.

     7.8  Other Tangible Personal Property.  SCHEDULE 1.1 to this Agreement is a
          --------------------------------
complete and accurate schedule describing and specifying the location of, all machinery, equipment, furniture, supplies, tools, and all other tangible personal property owned by, in the possession of, or used by Seller in connection with their business. The property listed in SCHEDULE 1.1 constitutes all such tangible personal property necessary for the conduct by Seller of its business as now conducted. Buyer shall have the right to negotiate with equipment lenders to assume those equipment leases. Such leases are shown on
SCHEDULE 4.

     Except as shown herein, no personal property being transferred to Buyer is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession of Seller.

     7.9  Trade Names, Trademarks and Copyrights.  Seller does not use any
          --------------------------------------
registered trademark, service mark, trade name, or copyright in its respective business, and does not own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, or copyright registrations or applications. No person owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of Seller's business or in connection with the performance of any contract to which Seller is a party. To the extent Seller has ownership of such intangibles, they are assigned to Buyer at Closing.

     7.10 Trade Secrets.  SCHEDULE 7.10 to this Agreement is a true and complete
          -------------
list, without extensive or revealing descriptions, of Seller's trade secrets, including all customer lists. The specific location of each trade secret's documentation, including its complete description and other material relating to it, is also set forth with it in such SCHEDULE. Seller believes that it is the sole owner of each of these trade secrets. To the best of Seller's knowledge, these trade secrets are not part of the public knowledge nor have they been used by present employees or other persons or to the detriment of Seller's business.

     7.11 Title to Assets.  Seller has good and marketable title to all of its
          ---------------
assets and interests in assets, whether real, personal, mixed, tangible, and intangible, which constitute all the assets and interests in assets that are used in the business of Seller. These assets are subject to mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, only to the extent previously described to Buyer, including security interests perfected through filing, current taxes not yet due and payable and other matters which could be discovered by Buyer through reasonable diligence and inspection. All tangible personal property of Seller is in good operating condition and repair, ordinary wear and tear excepted.

     7.12  Insurance Policies.  SCHEDULE 7.12 to this Agreement is a description
           ------------------
of all insurance policies held by Seller concerning their business and property.

     7.13  Compliance with Laws.
           --------------------

           7.13.1 To Seller's best knowledge, Seller has complied in all material respects with, and has not been cited for any violation of federal, state, or local environmental protection laws and/or regulations, and no material capital expenditures will be required for compliance with any federal, state, or local laws or regulations now in force relating to the protection of the environment.

           7.13.2 To Seller's best knowledge, Seller has not at any time operated, or provided for any of its employees, any pension or profit sharing or similar retirement plan or any employer welfare or benefit plan qualified pursuant to the Internal Revenue Code of 1986, as amended, and subject to the Employee Retirement Income Security Act of 1974.

           7.13.3 To Seller's best knowledge, Seller has complied with all requirements of any Texas Occupational Safety laws and regulations promulgated under this legislation, the consequences of a violation of which could have a material adverse effect on their operations, and with all orders, judgments and decrees of any tribunal pursuant to this legislation applicable to their business or properties.

           7.13.4 To Seller's best knowledge, Seller has complied with, and is not in violation of, any other applicable material federal, state, or local statute, law, or regulation affecting their properties or the operation of their business.

     7.14  Litigation.  To Seller's best knowledge, there is no suit, action,
           ----------
arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Seller, threatened against or affecting Seller or its business, assets, or financial condition.

     7.15  Hazardous Materials.  Seller's best knowledge, there are no
           -------------------
underground storage tanks located on the Property in which any Hazardous Material, as defined below, has been in the past thirty years or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, from, or over that Property or into or upon ground or surface water on that Property. To Seller's best knowledge, there are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that Property, or into other assets of Seller, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCB's on that Property. As used in this Section, "Hazardous Material" means any hazardous or toxic substance, material, or waste that is regulated by any federal authority or by any state or local governmental authority where the substance, material, or waste is located.

     7.16  Authority and Consents.  Seller has the right, power, legal capacity
           ----------------------
and authority to enter into, and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than Seller and its shareholders are necessary in connection with it.

     7.17  Full Disclosure.  To Seller's best knowledge, none of the
           ---------------
representations and warranties made by Seller or made in any certificate or memorandum furnished or to be furnished by it, or on its behalf, contains or will contain any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

8    BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
     --------------------------------------------------

     Buyer hereby represents and warrants that:

     8.1  Organization, Good Standing and Qualification. Buyer is a corporation
          ---------------------------------------------
duly organized, existing, and in good standing under the laws of Utah. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been, or prior to the Closing will have been, duly authorized, and no further corporate authorization is or will be necessary on the part of Buyer.

     8.2  Binding Agreement. At the Closing, this Agreement shall constitute a
          -----------------
legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

     8.3  Chase Bank.  Buyer represents that it has reached an agreement with
          ----------
Chase Bank with respect to the issues herein described involving Chase Bank.

     8.4  Real Property.  Buyer hereby covenants that it will hold Seller
          -------------
harmless from any liability arising from Buyer's use and occupancy of the Real Property as provided in this Agreement.

     8.5  Tender for Shares.  Buyer hereby covenants that prior to the date
          -----------------
which is 18 months after the date of this Agreement, Buyer shall make a tender offer to the shareholders of Seller to purchase all of the shares of the common stock of Seller that are issued and outstanding on the date of this Agreement less the shares to be canceled as provided in this Agreement, for a cash consideration per share of $.80, less distributions, if any, made to shareholders of Seller after the date of this Agreement. The parties acknowledge and agree that the consideration for this tender will be adjusted to reflect all issuances, splits, combinations and any other transaction affecting the capital stock of Seller. The parties further acknowledge and agree that the shareholders of Seller are intended beneficiaries of this covenant.

9    SELLER'S OBLIGATIONS BEFORE CLOSING
     ------------------------------------

     Seller covenants that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

     9.1  Buyer's Access to Premises and Information.  Buyer and its counsel,
          -------------------------------------------
accountants, and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to Seller. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Seller that may reasonably be requested.

     9.2  Conduct of Business in Normal Course.  Seller will carry on its
          ------------------------------------
business and activities diligently and in substantially the same manner as they previously have been carried out.

     9.3  Preservation of Business and Relationships.  Seller will use its best
          ------------------------------------------
efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller its present relationships with suppliers, customers, and others having business relationships with it.

     9.4  New Transactions.  The Seller will not, without Buyer's written
          ----------------
consent, enter into any contract, commitment, or transaction not in the usual and ordinary course of its business.

     9.5  Existing Agreements.  Seller will not modify, amend, cancel, or
          -------------------
terminate any of its existing contracts or agreements, or agree to do any of those acts.

     9.6  Representations and Warranties True at Closing.  All representations
          ----------------------------------------------
and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the closing date as if made on that date.

     9.7  Sales and Use Tax on Prior Sales.  Seller agrees to furnish to Buyer a
          --------------------------------
clearance certificate from the State of Texas and any related certificates that Buyer may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the closing date have been fully satisfied or provided for. If such certificate is not available by the closing date, Seller will use best good faith efforts to obtain it thereafter.

10   BUYER'S OBLIGATIONS BEFORE CLOSING
     ----------------------------------

     10.1  Information to Be Held in Confidence.  Prior to the Closing Date (or,
           ------------------------------------
in the event the Closing does not occur, for a period of two years following the date of this Agreement) Buyer shall use its best efforts to preserve the confidentiality of any commercial information which is confidential and which is disclosed to Buyer or to its representatives by Seller; provided that Buyer at all times shall not be materially restricted in its investigation of the Assets or matters relating thereto. Whether or not the Closing shall take place, Seller waives any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential business information of Seller from the date of this Agreement until the Closing Date, except for the intentional competitive misuse by Buyer or its representatives of such trade secrets or other confidential business information if the Closing does not take place.

     10.2  Employment Agreements.  Buyer shall negotiate in good faith with John
           ---------------------
van der Hagen for the purpose of entering into a Consulting Agreement on terms mutually agreeable to Buyer and John van der Hagen. Buyer shall negotiate in good faith with Marty van der Hagen for the purpose of entering into an Employment Agreement on terms mutually agreeable to Buyer and Marty van der Hagen.

11   CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE
     --------------------------------------------

     The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties or covenants under this Agreement.

     11.1  Accuracy of Buyer's Representations and Warranties.  All
           --------------------------------------------------
representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

     11.2  Buyer's Performance.  Buyer shall have performed and complied with
           -------------------
all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

     11.3  Buyer's Corporate Approval.  The Board of Directors of Buyer shall
           --------------------------
have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

12   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE
     -------------------------------------------

     The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Section 12. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties, or covenants under this Agreement.

     12.1  Accuracy of Seller's Representations and Warranties.  Except as
           ---------------------------------------------------
otherwise permitted by this Agreement, all material representations and warranties by the Seller in this Agreement or in any written statement that shall be delivered to Buyer by any of them under this Agreement shall be true on and as of the closing date as though made at that time.

     12.2  Performance by Seller.  Seller shall have performed, satisfied, and
           ---------------------
complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them it on or before the Closing Date.

     12.3  Certification by Seller.  Buyer shall have received a certificate,
           -----------------------
dated the Closing Date, signed and verified by Seller's president, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 12.1 and 12.2 have been fulfilled.

     12.4  Absence of Litigation.  No action, suit, or proceeding before any
           ---------------------
court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     12.5  Consents.  All necessary agreements and consents of any parties to
           --------
the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

     12.6  Approval of Documentation.  The form and substance of all
           -------------------------
certificates, instruments, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

     12.7  Consulting Agreement.  Buyer shall have received a signed Consulting
           --------------------
Agreement, in form satisfactory to Buyer, between Buyer and John van der Hagen.

     12.8  Employment Agreement.  Buyer shall have received a signed Employment
           --------------------
Agreement, in form satisfactory to Buyer, between Buyer and Marty van der Hagen.

     12.9  Cancellation of Shares.  John van der Hagen shall have delivered
           ----------------------
certificates, duly endorsed for transfer, representing all of their shares of stock of the Seller to the Seller and such certificates and such shares are duly canceled at or prior to the Closing.

13   SELLER'S OBLIGATIONS AFTER THE CLOSING
     --------------------------------------

     13.1  Seller's Indemnities.  Seller shall indemnify, defend, and hold
           --------------------
harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Buyer shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Seller to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement. Notwithstanding the foregoing, Seller's liability under this Section shall not in any event exceed the aggregate amount of $100,000.00. Notwithstanding any other provision of this Agreement, Seller shall not be liable to Buyer on any warranty, representation, or covenant made by Seller in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $2,500.00.

     13.2  Use of Seller's Name.  Seller agrees that after the Closing Date it
           --------------------
shall not use or employ in connection with any business or product, directly or indirectly, the name "SURREY, INC." Notwithstanding the foregoing, Seller shall not be required to change its corporate name.

14   COSTS
     -----

     14.1  Finder's or Broker's Fees.  Each of the parties represents and
           -------------------------
warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

     14.2  Expenses.  Each of the parties shall pay all costs and expenses
           --------
incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

15   FORM OF AGREEMENT
     -----------------

     15.1  Effect of Headings.  The subject headings of the Articles, Sections
           ------------------
and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     15.2  Entire Agreement; Modification; Waiver.  This Agreement constitutes
           --------------------------------------
the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     15.3  Counterparts.  This Agreement may be executed simultaneously in one
           ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16   PARTIES
     -------

     16.1  Parties in Interest.  Nothing in this Agreement, whether express or
           -------------------
implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     16.2  Assignment.  This Agreement shall be binding on and shall inure to
           ----------
the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, Buyer may assign any of its rights under it to a wholly owned subsidiary corporation of Buyer. No such assignment by Buyer to its wholly owned subsidiary shall relieve Buyer of any of its obligations or duties under this Agreement.

     16.3  Legal Counsel.  Legal counsel for Buyer has prepared this Agreement.
           -------------
Seller has retained separate counsel to assist it in the evaluation of this Agreement, assist in determining whether the provisions contained in this Agreement are in its best interests and consistent with its economic objectives, and advise it regarding its position with respect to this Agreement from an economic and tax standpoint.

17   REMEDIES
     --------

     17.1  Recovery of Litigation Costs.  If any legal action or any arbitration
           ----------------------------
or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     17.2  Defaults Permitting Termination.  If either Buyer or Seller
           -------------------------------
materially default in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement, the non-defaulting party may on the Closing Date give notice of termination of this Agreement, in the manner provided in Section 19. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective ten days after the closing date, unless the specified default or defaults have been cured on or before this effective date for termination.

18   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     -----------------------------------------------------

     All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

19   NOTICES
     -------

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     To Seller at:        SURREY, INC.
                          Attn: President
                          13110 Trails End Road
                          Leander, Texas 78641
                          Facsimile (512) 267-4864

     To Buyer at:         JEAN CHARLES INCORPORATED
                          Attn: President
                          82449 61st Avenue
                          Thermal, California 92274
                          Facsimile (760) 399-1187

     Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

20   GOVERNING LAW
     -------------

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

"SELLER"                                    "BUYER"
 ------                                      -----

SURREY, INC.                                JEAN CHARLES INCORPORATED

By     /s/                                  By    /s/
  -------------------------------             ------------------------------
       MARTY VAN DER HAGEN,                       STEVE YEOMAN,
       President & CEO                            President

By     /s/                                  By    /s/
  -------------------------------             ------------------------------
       MARY VAN DER HAGEN,                        SUZANNE K. BORCHERDS,
       Secretary                                  Secretary

                                  SURREY, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       For Annual Meeting of Shareholders
                               September 27, 2001

The undersigned shareholder(s) of Surrey, Inc., a Texas corporation (the "Company"), revoking all previous proxies, hereby appoints John B. van der Hagen and Martin J. van der Hagen, or either of them, as Proxy or Proxies, with full power of substitution and revocation, to vote all shares of stock of Surrey, Inc. standing of record in the name of the undersigned at the close of business on August 14, 2001 at the Annual Meeting of Shareholders to be held on September 27, 2001, or at any adjournment or postponement thereof, upon the following matters:

1. Election of the following four (4) nominees as directors: John B. van der Hagen, Martin J. van der Hagen, Mary van der Hagen and Bruce A. Masucci.

         [ ] FOR ALL NOMINEES

         [ ] WITHHOLD ALL NOMINEES

         [ ] WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. (WRITE THE NAME(S) OF THE NOMINEE(S) WITHHELD IN THE SPACE PROVIDED BELOW.)

         ---------------------------------------------------------------

2. Authorization of the Agreement for Purchase and Sale of Assets between the Company and Jean Charles Incorporated providing for the sale of substantially all of the Company's assets.

         FOR        AGAINST      ABSTAIN
         [ ]        [ ]          [ ]

3. Ratification of the appointment of Grant Thornton, LLP as independent auditors of the Company for the fiscal year 2001.

         FOR        AGAINST      ABSTAIN
         [ ]        [ ]          [ ]

Note: In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.


                     (Please sign and date on reverse side)

                           (continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR PROPOSALS 2 AND 3. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. This Proxy also delegates discretionary authority to the proxy to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Surrey, Inc. and the proxy statement furnished therewith dated July 10, 2001.

Dated: __________, 2001.


------------------------------------      ------------------------------------
Name of Stockholder                       Name of Stockholder

------------------------------------      ------------------------------------
Signature of Stockholder                  Signature of Stockholder

NOTE: Please date and sign this Proxy exactly as the names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. Proxies executed in the name of a corporation should be signed on behalf of the corporation by a duly authorized officer. Where shares are owned in the name of two or more persons, all such persons should sign.

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED ENVELOPE.


                                      -2-